As filed with the Securities and Exchange Commission on June 11, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL AXCESS CORP
(Exact name of registrant as specified in its charter)

Nevada	88-0199674
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
7800 Belfort Parkway, Suite 165
Jacksonville, Florida  32256
(Address of Principal Executive Offices)

2010 STOCK INCENTIVE PLAN
(Full title of the plan)

George A. McQuain, Chief Executive Officer
GLOBAL AXCESS CORP
7800 Belfort Parkway, Suite 165
Jacksonville, Florida  32256
(904) 280-3950
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Arthur Jay Schwartz, Esq.
Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia  30309-3592
(404) 815-3500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Options and Shares of $.001 par value Common Stock	1,000,000	$0.80	$800,000	$57.04

(1)  This registration statement shall, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions with respect to the shares registered hereunder.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)  The maximum aggregate offering price is estimated in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee and is equal to the product resulting from multiplying 1,000,000, the number of shares registered by this registration statement, by $0.80, the average of the bid and ask price of the common stock of the Company on June 10, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Omitted *

Item 2.    Registrant Information and Employee Plan Annual Information.

Omitted *

*Separately given to participants.  Pursuant to the rules for filing a registration statement on Form S-8, such information is contained in documents which do not constitute a part of this registration statement but which shall, together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Certain Documents By Reference.

Global Axcess Corp (hereinafter sometimes the “Company” or the “Registrant”) hereby incorporates by reference in this registration statement its prospectus and the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, except to the extent that such documents provide that the information is furnished to, and not filed with, the Commission, or that the information shall not otherwise be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our articles of incorporation, as amended and restated, provide to the fullest extent permitted by the general corporate law of the State of Nevada, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles of incorporation, as amended and restated, is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended and restated, are necessary to attract and retain qualified persons as directors and officers.

Our bylaws also provide that our board of directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this prospectus, our board of directors has not extended indemnification rights to persons other than directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The index to exhibits attached to this registration statement is incorporated herein by reference.

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida, on June 11, 2010.

GLOBAL AXCESS CORP

By:	/s/ George A. McQuain
George A. McQuain
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George A. McQuain and Michael J. Loiacono, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or resubstitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/GEORGE A. McQUAIN	President, Chief Executive Officer and Director (principal executive	June 11, 2010
George A. McQuain	officer)

/s/MICHAEL J. LOIACONO	Chief Financial Officer and Chief Accounting Officer	June 11, 2010
Michael J. Loiacono	(principal financial officer and principal accounting officer)

/s/JOSEPH LOUGHRY
Joseph Loughry	Chairman and Director	June 11, 2010

/s/LOCK IRELAND	Vice Chairman and Director	June 11, 2010
Lock Ireland

/s/WALTER A. HOWELL	Director	June 11, 2010
Walter A. Howell

/s/ROBERT LANDIS	Director	June 11, 2010
Robert Landis

/s/ALAN ROSSITER	Director	June 11, 2010
Alan Rossiter

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation – Restated and Amended May 30, 2001 (incorporated by reference to form 10-KSB filed with the SEC on March 31, 2003).

4.2	Amendment to the Articles of Incorporation (incorporated by reference to Form 8-K filed with the SEC on May 3, 2005).

4.3	ByLaws of Global Axcess Corp – As Amended (incorporated by reference to Form 8-K filed with the SEC on April 6, 2010).

5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered.

23.1	Consent of Kirkland, Russ, Murphy & Tapp, P.A.

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page to this Registration Statement).